                     AGREEMENT AND PLAN OF MERGER

                     Dated as of January 9, 1994,

                                among


              HEALTHTRUST, INC. - THE HOSPITAL COMPANY,

                       a Delaware corporation,

                      ODYSSEY ACQUISITION CORP.,

                       a Delaware corporation,

                                 and


                         EPIC HOLDINGS, INC.,

                       a Delaware corporation.

                          TABLE OF CONTENTS



 ARTICLE I     The Merger

 1.01          The Merger
 1.02          Effective Time of the Merger
 1.03          Closing
 1.04          Certificate of Incorporation; By-laws
 1.05          Directors and Officers of the Surviving
                Corporation

 ARTICLE II    Conversion and Exchange of Securities

 2.01          Conversion of Capital Stock
 2.02          Exchange of Certificates
 2.03          No Further Ownership Rights in Company
                Common Stock
 2.04          Termination of Exchange Fund
 2.05          No Liability
 2.06          Lost Certificates

 ARTICLE III   Representations and Warranties of the
                 Company

 3.01          Organization
 3.02          Capitalization
 3.03          Authority
 3.04          Consents and Approvals; No Violations
 3.05          No Default
 3.06          SEC Reports and Financial Statements
 3.07          No Undisclosed Liabilities
 3.08          Absence of Certain Changes or Events
 3.09          Litigation
 3.10          Compliance with Applicable Law
 3.11          Reimbursement; Accreditation; Hospital
                Operations
 3.12          Opinion of Financial Advisor
 3.13          Parent Stock Ownership
 3.14          Employee Benefit Plans; Labor Matters
 3.15          Brokers
 3.16          Related Party Transactions
 3.17          Corporate Records
 3.18          Accounting Records
 3.19          Environmental Matters
 3.20          Tax Matters
 3.21          Properties
 3.22          Contracts
 3.23          Insurance; Malpractice
 3.24          Patents, Licenses, Franchises and
                Formulas

 ARTICLE IV    Representations and Warranties of Parent
                 and Sub

 4.01          Organization
 4.02          Authority
 4.03          Consents and Approvals; No Violations

 ARTICLE V     Covenants

 5.01          Conduct of Business by the Company
                Pending the Merger
 5.02          No Solicitation, Etc.

 ARTICLE VI    Additional Agreements

 6.01          Proxy Statement
 6.02          Meeting of Stockholders
 6.03          Access to Information
 6.04          Warrants; Company Options; SARs
 6.05          Legal Requirements; Cooperation
 6.06          Additional Agreements; Reasonable
                Efforts
 6.07          Expenses
 6.08          Public Statements
 6.09          Certification of Stockholder Vote
 6.10          Indemnification and Insurance
 6.11          Notification of Certain Matters
 6.12          Accounting Matters
 6.13          Employee Matters

 ARTICLE VII   Conditions

 7.01          Conditions to Each Party's Obligations
                To Effect the Merger
 7.02          Conditions to Obligations of Parent and Sub
 7.03          Conditions to Obligations of the Company

 ARTICLE VIII  Termination and Amendment

 8.01          Termination
 8.02          Effect of Termination
 8.03          Amendment
 8.04          Extension; Waiver

ARTICLE IX    Miscellaneous

 9.01          Nonsurvival of Representations,
                Warranties and Agreements
 9.02          Notices
 9.03          Headings
 9.04          Counterparts
 9.05          Entire Agreement; No Third Party
                Beneficiaries; Rights of Ownership
 9.06          Governing Law
 9.07          Specific Performance
 9.08          Assignment
 9.09          Certain Definitions
 9.10          Company Disclosure Schedule

  ________________________

  Company Disclosure Schedule
 3.01         Organization
 3.02(a)      Capitalization
 3.02(b)      Subsidiaries
 3.04         Violations of Instruments or Obligations
 3.07         Liabilities
 3.08         Absence of Certain Changes or Events
 3.09         Litigation
 3.10         Governmental Investigations or Reviews
 3.11(a)      Reimbursement
 3.11(b)      Hill-Burton
 3.11(c)      Licenses
 3.14         Employee Benefit Plans; Labor Matters
 3.16         Related Party Transactions
 3.19         Environmental Matters
 3.20         Tax Matters
 3.21(a)      Material Real Properties
 3.21(b)      Leases
 3.22         Material Contracts
 3.23         Insurance
 5.01(f)      Dispositions
 5.01(l)      Employee Benefits; Compensation
 6.10(d)      Indemnification Agreements
 6.13(a)      Severance Policy


  Exhibits
 7.02(j)      Facilities and Businesses
 8.01(e)      Form of Proxy
    /TABLE

                   AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER, dated as of
   January 9, 1994, by and among HEALTHTRUST, INC. - THE
   HOSPITAL COMPANY, a Delaware corporation ("Parent"),
   ODYSSEY ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and EPIC
   HOLDINGS, INC., a Delaware corporation (the "Company").

        WHEREAS, the Boards of Directors of the
   Company, Parent and Sub deem it advisable and in the best interests of their respective stockholders to consummate, and have unanimously approved, the merger of Sub with and into the Company upon the terms and subject to the conditions set forth herein (the "Merger").

        NOW, THEREFORE, in consideration of the
   foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                             ARTICLE I

                             The Merger

        Section 1.01  The Merger.  Upon the terms and
   subject to all of the conditions hereof, at the Effective Time (as defined in Section 1.02) Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease (Sub and the Company are sometimes referred to herein as the "Constituent Corporations") and the Company shall continue as the surviving corporation (the Company, in such capacity is sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in the General Corporation Law of the State of Delaware (the "DGCL").

        Section 1.02  Effective Time of the Merger.
   The Merger shall become effective at the time (the "Effective Time") of filing with the Delaware Secretary of State of a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL or at such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger. The parties will cause the Certificate of Merger to be filed with the Delaware Secretary of State as soon as practicable after the Closing (as defined in Section 1.03).

        Section 1.03  Closing.  Prior to the filing of
   the Certificate of Merger, a closing (the "Closing") will take place for the purpose of confirming the satisfaction or, if permissible, waiver of the conditions set forth in
   Article VII hereof. The Closing will take place on May 12, 1994 if the conditions set forth in Article VII hereof shall then have been satisfied or, if permissible, waived, or as soon thereafter as practicable after the satisfaction or, if permissible, waiver of such conditions (the date and time of the Closing being hereinafter referred to as the "Closing Date"), at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, 10019, unless another place is agreed to by the parties hereto.

        Section 1.04  Certificate of Incorporation;
   By-laws. (a) The Certificate of Incorporation of Sub as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

        (b)  The By-laws of Sub as in effect at the
   Effective Time shall be the By-laws of the Surviving
   Corporation.

        Section 1.05  Directors and Officers of the
   Surviving Corporation. (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws, or as otherwise provided by applicable law.

        (b) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws, or as otherwise provided by applicable law.


                             ARTICLE II

                Conversion and Exchange of Securities

        Section 2.01  Conversion of Capital Stock.  As
   of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

        (a)  Each share of common stock, par value
   $.01 per share, of Sub (the "Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        (b)  Each share of common stock, par value
   $.01 per share, of the Company (the "Company Common Stock") held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange for such shares.

        (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock referred to in Section 2.01(b) above and other than Dissenting Stock, as defined in Section 2.01(d)) (the "Outstanding Common Stock") shall be converted into the right to receive $7.00 in cash, without interest thereon (the "Merger Consideration") upon surrender of the certificate formerly representing such share of Company Common Stock.

        (d)  Notwithstanding any provision of this
   Agreement to the contrary, shares of the Company Common
   Stock with respect to which appraisal rights have been demanded and perfected in accordance with Section 262 of the DGCL (the "Dissenting Stock") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Notwithstanding the preceding sentence, if any holder of shares of Company Common Stock who demands appraisal of such shares under the DGCL shall effectively withdraw his demand for such appraisal (in accordance with Section 262 of the DGCL) or becomes ineligible for such appraisal (through failure to perfect or otherwise) then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Stock shall cease to be Dissenting Stock and shall be converted into and represent the right to receive the Merger Consideration, without interest thereon, as provided in Section 2.01(c).
   The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instrument served pursuant to
   Section 262 of the DGCL received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under such Section. Prior to the Effective Time, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands. From and after the Effective Time, any payments with respect to any demands for appraisal or in settlement of any such demands shall be made by the Surviving Corporation in all circumstances. The parties further agree that Parent shall have no obligation to make such payments to the holders of Dissenting Stock pursuant to this Agreement. Each holder of Dissenting Stock shall have only such rights and remedies as are granted to such holder under Section 262 of the DGCL. It is expressly recognized by the Company and Parent that U.S. Trust
   Company of California, N.A. (the "ESOP Trustee"), the
   Trustee of the EPIC Healthcare Group, Inc. ("Group")
   Employee Stock Ownership Plan (the "ESOP"), may exercise appraisal rights to the extent permitted by and in accordance with Section 262 of the DGCL on behalf of participants of the ESOP so directing the ESOP Trustee, in accordance with this Section 2.01(d); provided, however, that nothing in this Section 2.01(d) shall be deemed to waive or otherwise change the condition set forth in
   Section 7.02(h) hereof.

        Section 2.02  Exchange of Certificates.  (a)
   As of the Effective Time, Parent shall deposit with a bank or trust company to be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, cash in an aggregate amount equal to the number of shares of Outstanding Common Stock multiplied by the Merger Consideration. The deposit made pursuant to the preceding sentence is hereinafter referred to as the "Exchange Fund." Any interest or other income earned on the investment of cash held in the Exchange Fund shall be paid to Parent as and when requested by Parent.

        (b)  As soon as reasonably practicable after
   the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to
   Section 2.01 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions, reasonably acceptable to the Company, as Parent shall specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as Parent or the Exchange Agent shall reasonably request, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to Parent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.02.

        (c) The parties hereto agree that the letter of transmittal mailing described in clause (b) above shall contain an affidavit to be executed by each person from whom any interest in the Company is being acquired by Parent certifying, under penalties of perjury, such person's taxpayer identification number and that such person is not a foreign person pursuant to Section 1445(b)(2) of the Code (as hereinafter defined). The parties hereto acknowledge that if such person does not provide a properly completed affidavit to the Exchange Agent, 10% of the Merger Consideration otherwise payable to such person will be withheld in accordance with Section 1445 of the Code.

        Section 2.03  No Further Ownership Rights in
   Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company
   Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and, at and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

        Section 2.04  Termination of Exchange Fund.
   Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company as of the date which is six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this
   Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration.

        Section 2.05  No Liability.  None of Parent,
   the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock whose shares were converted pursuant to Section 2.01 into the right to receive the Merger Consideration for any cash delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 2.06  Lost Certificates.  In the event
   any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 2.02. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the person to whom the Merger Consideration is to be issued shall, as a condition precedent to the issuance thereof, give Parent a bond satisfactory to Parent in such sum as it may direct or otherwise indemnify Parent in a manner satisfactory to Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                             ARTICLE III

            Representations and Warranties of the Company

        The Company represents and warrants to each of Parent and Sub that, except as disclosed in the Disclosure
   Schedule delivered herewith (the "Company Disclosure
   Schedule"):

        Section 3.01  Organization.  Each of the
   Company and its Subsidiaries (as defined in Section 9.09) is, if a corporation, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or, if a partnership or other legal entity, is duly organized, is validly existing under the laws of the jurisdiction of its organization and has completed the filing of any certificates required by such jurisdiction for the organization and continued existence thereof) and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except when the failure to be so organized, existing and in good standing or to make such filings or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Section
   3.01 of the Company Disclosure Schedule lists, for the Company and each of its Subsidiaries, (i) the jurisdiction of incorporation or organization and (ii) each jurisdiction in which such entity is qualified or licensed to do business. The Company has previously delivered to Parent complete and correct copies of (i) the Certificates of Incorporation (or similar governing documents) and all amendments thereto to the date hereof and (ii) the By-laws (or similar governing documents) as in effect on the date hereof, in each case for the Company and each of its Subsidiaries.

        Section 3.02  Capitalization.  (a)  The
   authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock of which, as of January 8, 1994, 40,167,753 shares were issued and outstanding (of which 230,535 shares are beneficially owned by the Company but not yet reflected as such on the records of the Company's transfer agent because the certificates therefor have not yet been presented for transfer, and which shares shall become treasury shares prior to the Closing Date). As of December 6, 1993, all outstanding shares of Company Common Stock are owned of record as set forth in Section 3.02(a) of the Company Disclosure
   Schedule. As of the date hereof, 32,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options (the "Company Options") to purchase
   Company Common Stock granted under the Group Stock Option
   Plan (the "Stock Option Plan"), 5,902,116 shares of Company Common Stock are reserved for issuance upon exchange of Stock Appreciation Rights ("SAR"s) granted under the Second Amended and Restated Stock Appreciation Rights Plan (the
   "SAR Plan"), of which 5,790,708 SARs are outstanding, and 293,049 shares of Company Common Stock are reserved for issuance upon exercise of outstanding warrants to purchase Company Common Stock ("Warrants") issued pursuant to that certain Warrant Agreement, dated September 30, 1988, among the Company (as successor to Group) and the purchasers named therein and that certain Warrant Agreement, dated
   February 15, 1989, among the Company (as successor to
   Group), Citibank, N.A. as Warrant Agent and the purchasers named therein. All of the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the exercise of Company Options, SARs or Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. No bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting
   Debt") of the Company or any of its Subsidiaries are issued or outstanding. Section 3.02(a) of the Company Disclosure Schedule sets forth (i) all Company Options which are outstanding on the date hereof, the number of shares of Company Common Stock for which such Company Options are exercisable, which of such Company Options are currently exercisable, the exercise price and the identity of the optionees; (ii) the number of SARs which are outstanding on January 8, 1994, the number of shares of Company Common
   Stock for which such SARs are exercisable and the record holders thereof; and (iii) the number of Warrants which are outstanding on the date hereof, the number of shares of Company Common Stock for which such Warrants are exercisable, the exercise price and the record holders thereof. Except as set forth above, except for the exercise or exchange of the Options, Warrants and SARs listed in Section 3.02(a) of the Company Disclosure
   Schedule, except for up to 111,408 SARs which may be granted by the Company prior to the Effective Time, except for shares of Company Common Stock to be allocated to participants in the ESOP in the ordinary course of business pursuant to the terms thereof in effect on the date hereof, except for and pursuant to this Agreement and pursuant to the ESOP Agreement, dated as of the date hereof, among Parent, Sub, the Company, the ESOP Trustee and the ESOP Committee (as defined in the ESOP) (the "ESOP Agreement") and except as set forth in Section 3.02(a) of the Company Disclosure Schedule, as of the date hereof, there are no, and at the Effective Time there will be no, shares of capital stock of the Company or any of its Subsidiaries issued or outstanding or existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character of the Company or any of its Subsidiaries (i) relating to the issued or unissued capital stock or Voting Debt of the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, or to grant rights of first refusal or similar rights with respect to, any shares of capital stock or Voting Debt of, or other equity interests in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (iii) with respect to the sale, transfer or other disposition of, or grant of rights of first refusal or similar rights in respect of, assets of the Company other than in the ordinary course of business consistent with past practice. In addition, there are no, and at the Effective Time there will be no, rights or other agreements or commitments obligating the Company or any of its Subsidiaries to grant, extend or enter into any option, warrant, call, subscription or other right, agreement or commitment described in clauses (i), (ii) and (iii) above. Except as set forth in Section 3.02(a) of the Company
   Disclosure Schedule and except pursuant to the ESOP
   Agreement, there are no, and at the Effective Time there will be no, outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. Except pursuant to this Agreement and the ESOP Agreement, and except as set forth in Section 3.02(a) of the Company Disclosure
   Schedule, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock (or other ownership interests) of the Company or any of its Subsidiaries or any other entities listed in Section 3.02(b) of the Company
   Disclosure Schedule.

        (b) The Company does not own any capital stock or other equity securities of any corporation and has no direct or indirect equity or ownership interest, by way of stock ownership or otherwise, in any corporation, partnership, joint venture, association or business enterprise except for the Subsidiaries and other entities listed in Section 3.02(b) of the Company Disclosure Schedule. Section 3.02(b) of the Company Disclosure Schedule lists the authorized capital stock (or other ownership interests) of each Subsidiary of the Company, the number of shares of such capital stock (or interests) of each Subsidiary of the Company and, to the knowledge of the Company, of such other entities, validly issued and outstanding and the number of such shares (or interests) of the Company's Subsidiaries and such other entities owned beneficially and of record by the Company or any of its Subsidiaries. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock (or interests) of each of the Company's Subsidiaries, and, to the knowledge of the Company, of the other entities listed in Section 3.02(b) of the Company Disclosure Schedule, have been validly issued and are fully paid and nonassessable. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, all of the shares of capital stock (or interests) of the Company's Subsidiaries or such other entities owned beneficially or of record by the Company or another of its Subsidiaries are so owned free and clear of all liens, security interests, charges, claims, options, rights of first refusal, limitations on voting rights or rights to transfer or other encumbrances.

        Section 3.03  Authority.  The Company has the
   requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

        Section 3.04  Consents and Approvals; No
   Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain federal, state and local regulatory filings and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-laws (or similar governing documents) of the Company or of any its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the loss of a benefit under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, except as set forth in Section 3.04 of the Company Disclosure Schedule or
   (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches, defaults, terminations, cancellations, accelerations, losses of benefits, liens or encumbrances which would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement.

        Section 3.05  No Default.  None of the Company
   or any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or By-laws (or similar governing documents),
   (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.06  SEC Reports and Financial
   Statements. Each of the Company and its Subsidiaries has filed with the Securities and Exchange Commission (the
   "SEC") and has made available to Parent, all forms, reports, statements and other material documents required to be filed by it since January 1, 1989 under the Exchange
   Act and the Securities Act (as filed with the SEC
   (including exhibits and amendments thereto), collectively, the "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company and Group (including the related notes thereto) included in the Company SEC Documents comply in all material respects as to form with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or in the notes thereto or, in the case of the unaudited statements, as permitted by the requirements of Form 10-Q) and fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments) the consolidated financial position of each of the Company and Group and their respective consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The Company has previously made available to Parent correct and complete copies of (i) annual management letters from the Company's independent certified public accountants and (ii) all material correspondence between the SEC and the Company or its representatives, in each case since January 1, 1989.

        Section 3.07  No Undisclosed Liabilities.
   Except as and to the extent disclosed in the Company SEC Documents, as of September 30, 1993, neither the Company nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto). Except as and to the extent disclosed in the Company SEC Documents and except as set forth in Section 3.07 of the Company Disclosure Schedule, since September 30, 1993, neither the Company nor any of its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, having or which would have, and there have been no events, changes or effects with respect to the Company and its Subsidiaries having or which would have, in either case individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.08  Absence of Certain Changes or
   Events.  Since September 30, 1993, except as set forth in
   Section 3.08 of the Company Disclosure Schedule, contemplated by this Agreement or disclosed in any Company
   SEC Document filed since September 30, 1993 and prior to the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1993, there has not been
   (i) any transaction or commitment, except in the ordinary course of business, entered into by the Company or any of its Subsidiaries; (ii) any damage, destruction or loss of or to the property of the Company and its Subsidiaries
   (whether or not covered by insurance) which, individually or in the aggregate, would have a Company Material Adverse Effect; (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries (other than dividends by a Subsidiary to the Company); (v) any acquisition of any material assets or stock or other material interests of a third party or agreement with respect to the foregoing other than in the ordinary course of business consistent with past practice; (vi) any sale, transfer or other disposition of assets of the Company or any Subsidiary or agreement with respect to the foregoing other than in the ordinary course of business consistent with past practice;
   (vii) any material revaluation by the Company or any of its Subsidiaries of any asset (including, without limitation, any writing down of any accounts receivable or of the value of inventory, other than the writing down of any accounts receivable or of the value of inventory in the ordinary course of business consistent with past practice);
   (viii) any mortgage or pledge of any of the material assets or properties of the Company or any of its Subsidiaries or the subjection of any of the material assets or properties of the Company or any of its Subsidiaries to any liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto, other than in the ordinary course of business consistent with past practice; (ix) any assumption or guarantee by the Company or any of its Subsidiaries of the indebtedness of any person or entity other than in the ordinary course of business consistent with past practice;
   (x) any capital expenditures by the Company and its Subsidiaries other than in the ordinary course of business consistent with past practice; (xi) any cancellation, satisfaction or prepayment of any debt, obligation, liability or encumbrance, or waiver of any claim or right of value of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice and other than pursuant to the ESOP
   Agreement; (xii) any labor organizational efforts or complaints, or any labor trouble or controversies with any employees, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse
   Effect; (xiii) any deterioration or adverse change in internal control systems, except as would not, individually or in the aggregate, have a Company Material Adverse
   Effect; (xiv) any incurrence by the Company or any of its Subsidiaries of material obligations or liabilities to any governmental or third party reimbursement program, including but not limited to Medicare and Medicaid, materially in excess of the amounts indicated as contractual allowances or otherwise in the financial statements of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice or (xv) any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any employees, officers, directors or consultants as salary or wages or under any bonus, insurance, welfare, severance, deferred compensation, pension, retirement, profit sharing, stock option
   (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, other than pursuant to the terms, as of September 30, 1993, of the employment and consulting agreements and employee benefit plans listed in Section
   3.08 of the Company Disclosure Schedule and other than in the ordinary course of business consistent with past practice.

        Section 3.09  Litigation.  Except as disclosed
   in the Company SEC Documents filed prior to the date hereof and except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity which, if decided adversely, would, individually or in the aggregate, have a Company Material Adverse Effect or would prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Company Material Adverse Effect or would prevent or delay in any material respect the consummation of the transactions contemplated hereby.

        Section 3.10  Compliance with Applicable Law.
   The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits") and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to hold such Company Permits or be in compliance therewith would not, individually or in the aggregate, have a Company Material Adverse Effect. The
   Company will, as promptly as practicable, make available to Parent at the request of Parent correct and complete copies of all Company Permits. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental
   Entity, except for any such violations which would not, individually or in the aggregate, have a Company Material
   Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Schedule, as of the date of this Agreement, no investigation or review by any Governmental
   Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity Indicated an intention to conduct the same, except for any such investigations or reviews which would not, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.11  Reimbursement; Accreditation;
   Hospital Operations. (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, all of the hospitals ("Hospitals") and specialty facilities ("Specialty Facilities") owned or operated by the Company and its Subsidiaries, as listed in Section 3.11(a) of the Company Disclosure Schedule, are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the terms and conditions of participation in such programs and have received all approvals or qualifications necessary for capital reimbursement of the Company assets. To the knowledge of the Company, the amounts established as provisions for the Medicare or Medicaid adjustments and adjustments by any other third party payors on the financial statements of the Company and its Subsidiaries are sufficient to pay any amounts for which the Company or any of its Subsidiaries may be liable. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations or surveys, and neither the Company nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which would have a Company Material Adverse Effect. All of the Hospitals and Specialty Facilities are accredited by the Joint Commission on Accreditation of Healthcare Organizations.

        (b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, no funds were received on behalf of the Company or any of its Subsidiaries to construct, improve or acquire any of its facilities under the "Hill-Burton" Act as a result of which Parent or any of Parent's Subsidiaries are currently or will in the future be required to pay any amounts for which there shall be any "recapture" as a result of the consummation of the transactions contemplated by this Agreement.

        (c)    Except as set forth in Section 3.11(c) of
   the Company Disclosure Schedule, each Hospital and Specialty Facility is an acute care medical-surgical hospital licensed by the proper state department of health to conduct its business in substantially the manner conducted by such Hospital or Specialty Facility and is authorized to operate the number of beds utilized therein. The Hospitals and Specialty Facilities are presently in substantial compliance with all of the terms, conditions and provisions of such licenses. The Company will, as promptly as practicable, make available to Parent at the request of Parent correct and complete copies of all such
   licenses.   The facilities, equipment, staffing and
   operations of the Hospitals and Specialty Facilities satisfy the applicable state hospital licensing requirements in all material respects.

        Section 3.12  Opinion of Financial Advisor.
   The Company has received the written opinion of Smith
   Barney Shearson Inc. to the effect that the Merger
   Consideration is fair to the holders of Company Common
   Stock from a financial point of view.

        Section 3.13  Parent Stock Ownership.  Neither
   the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or any securities convertible into Parent Common Stock.

        Section 3.14  Employee Benefit Plans; Labor
   Matters. (a) Section 3.14(a) of the Company Disclosure Schedule sets forth any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which the Company is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, Internal Revenue Code of 1986, as amended
   (the "Code") Section 125 "cafeteria" or "flexible benefit" plan, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any employee welfare benefit plan (as defined in Section 3(1) of ERISA), under which current or former employees of the Company or its ERISA Affiliates (as defined in Section
   3.14(b) below) are entitled to participate by reason of their employment with the Company or its ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded, and whether written or oral, (i) to which the Company or its ERISA Affiliates is a party or a sponsor or a fiduciary thereof or by which the Company or its ERISA Affiliates (or any of their rights, properties or assets) is bound or (ii) with respect to which the Company or its ERISA Affiliates has any obligation to make payments or contributions or may otherwise have any liability (the "Employee Benefit Plans"). Any failure to satisfy the foregoing requirements of this Section 3.14(a) shall not be considered a breach of the representations contained herein except to the extent that the existence of any Employee
   Benefit Plans which are not listed in Section 3.14(a) of the Company Disclosure Schedule would, individually or in the aggregate, result in a Company Material Adverse Effect.

        (b)  For purposes of this Agreement, "ERISA
   Affiliates" shall mean any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        (c) As used in this Agreement, "Pension Plan" means any Employee Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA and "Welfare Plan" means any Employee Benefit Plan which is defined in Section 3(1) of ERISA.

        (d)  The following representations are true
   with respect to each Employee Benefit Plan, except to the extent that, if untrue, any such representations, whether individually or in the aggregate, would not have a Company
   Material Adverse Effect.

        (i)  No Employee Benefit Plan is (A) a
         "multiemployer plan" as defined in Section 3(37) of ERISA, (B) a multiple employer plan subject to the requirements of Section 413(c) of the Code, (C) a "defined benefit plan" as defined in Section 3(35) of ERISA or (D) a plan which is subject to Section 412 of the Code, nor has the Company or any of its ERISA Affiliates ever had an obligation with respect to any such Plan, and neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any direct or indirect liability under or by operation of Title IV of ERISA.

        (ii)  There are no Employee Benefit Plans
         which promise or provide health or life benefits to retirees or former employees of the Company or its ERISA Affiliates other than as required by Section 4980B of the Code or Section 601 of ERISA or those identified in Section 3.14(d)(ii) of the Company Disclosure Schedule.

        (iii)  Except as otherwise disclosed in
         Section 3.14(d)(iii) of the Company Disclosure
         Schedule, each Employee Benefit Plan has been operated and administered in compliance with the applicable requirements of ERISA, the Code and any other applicable law (including regulations and rulings thereunder), and its terms.

        (iv)  Each Employee Benefit Plan that is
         intended to be tax qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan meets all the requirements of the Code as of the date stated in the application for such letter and that any trust or trusts associated with the plan are tax exempt under Section 501(a) of the Code. To the knowledge of the Company, there is no reason why the qualified status under Section 401(a) of the Code of any such tax qualified Employee Benefit Plan would be denied or revoked, whether retroactively or prospectively, by any governmental agency including the Internal Revenue Service or the United States Department of Labor. All amendments to the Employee Benefit Plans which were required to be made through the date hereof and the Effective Time to maintain the continued qualified status of such Employee Benefit Plans under Section 401(a) of the Code subsequent to the issuance of each Plan's determination letter have been made, including all amendments required to be made by each respective date by the Tax Reform Act of 1986 and any other tax acts or legislation affecting such Employee Benefit Plans, except for such amendments for which the remedial amendment period of Section 401(b) of the Code has not expired. Except as set forth in Section 3.14(d)(iv) of the Company Disclosure Schedule, there is no amendment which needs to be made, and no provision or amendment to the Employee Benefit Plan(s) which adversely affects the continued qualified status of such Plan(s) under Section 401(a) of the Code.

        (v) Except as set forth in Section 3.14(d)(v) of the Company Disclosure Schedule, to the knowledge of the Company, no actual or threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person or governmental entity have been filed with respect to the Employee Benefit Plans or the Company or its ERISA Affiliates in connection with any Employee Benefit Plan or the fiduciaries responsible for such Employee Benefit Plans, and to the knowledge of the Company, no state of facts or conditions exist which could subject the Company or its ERISA Affiliates to any liability (other than routine claims for benefits) under the terms of the Plan or applicable law.

        (vi) All contributions made or deemed to have been made to each Pension Plan are presently, and have been during the years to which they relate, fully deductible pursuant to Section 404 of the Code and are not presently, and have never been during the years to which they relate, subject to any excise tax under Section 4972 of the Code.

        (vii)  All group health Employee Benefit Plans
         have been operated in compliance with the group health plan continuation coverage requirements of
         Section 4980B of the Code to the extent such requirements are applicable.

        (viii)  Except as otherwise disclosed in
         Section 3.14(d)(viii) of the Company Disclosure
         Schedule, the following clauses are true with respect to each Employee Benefit Plan:

               (A)  The Company and each of its ERISA
         Affiliates is in compliance with the reporting and disclosure requirements of ERISA and the Code and the regulations thereunder with respect to each such Employee Benefit Plan, and neither the Company nor any of its ERISA Affiliates has incurred any liability in connection with such requirements.

               (B)  Neither the Company nor any of its
         ERISA Affiliates has made, or committed to make, whether written, oral or through other representation, any payment, contribution or award to or under any Employee Benefit Plan (other than as required by its terms, the Code or ERISA and other than pursuant to the ESOP Agreement).

               (C)  Except as set forth in Section
         3.14(d)(viii) of the Company Disclosure Schedule, the following statements are true: there are no delinquent contributions or payments to or in respect of any Employee Benefit Plan; there are no unfunded liabilities as of the Effective Time associated with any Employee Benefit Plan that is a Pension Plan qualified under Section 401(a) of the Code; as of the Effective Time, all payments of outstanding contributions, due on or prior to that date, shall have been made with respect to each and every Employee Benefit Plan intended to be qualified under
         Section 401(a) of the Code or any trust that is intended to be tax-exempt under Section 501 of the Code and that is maintained in connection with an Employee Benefit Plan; and all contributions to and payments with respect to or under the Employee Benefit Plans that are required to be made with respect to periods ending on or before the Effective Time (including periods from the first day of the then current plan or policy year to the Effective
         Time) have been made or accrued before the Effective Time by the Company in accordance with the appropriate plan documents, financial statement, collective bargaining agreements or insurance contracts or arrangements.

               (D)  With respect to each such Employee
         Benefit Plan, the Company shall deliver to Parent as soon as possible upon the request of Parent true and complete copies of the following documents to the extent in each case that such documents exist or are required by law:

                   (1)  current plan documents,
           subsequent plan amendments, or any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment;

                   (2)  current summary plan
           descriptions and summaries of material
           modifications;

                   (3)  the most recent tax qualified
           determination letters, if any, received from or applications pending with the Internal
           Revenue Service;

                   (4)  the three most recent Form
           5500 Annual Reports, including related
           schedules and audited financial statements and opinions of independent certified public accountants;

                   (5)  all related trust agreements,
           insurance contracts or other funding
           agreements that implement each such Employee
           Benefit Plan;

                   (6)  the three most recent Form 990
           and Form 1041 reports relating to any trust or account maintained in connection with any Employee Benefit Plan;

                   (7)  with respect to each 401(k)
           Plan: nondiscrimination testing results and the most recent annual and quarterly or monthly valuations; and

                   (8)  a schedule of any penalties
           and/or fines levied, imposed or assessed during the preceding 5 calendar years by the Internal Revenue Service and/or the United
           States Department of Labor on the Company or its ERISA Affiliates or in connection with any Employee Benefit Plan; such schedule shall indicate (1) the amount of such penalty and/or fine and (2) the amount of such penalty or fine, if any, outstanding as of the Effective
           Time.

        (ix)  Each trust fund associated with a
         Welfare Plan that is established under Section
         501(c)(9) of the Code and is intended to be tax-exempt under Section 501(a) of the Code (a "VEBA") has received a favorable determination letter from the Internal Revenue Service stating that the trust fund is so exempt. To the knowledge of the Company, there is no reason why the tax-exempt status under
         Section 501(a) of the Code of any such VEBA would be denied or revoked, whether retroactively or prospectively, by any governmental agency, including without limitation the Internal Revenue Service and the United States Department of Labor. Each VEBA has Satisfied all applicable requirements of Section 419, 419A and 505 of the Code, and neither the Company nor any Subsidiary has become subject to any excise tax under Section 4976 of the Code.

        (x) Except as otherwise disclosed in Section 3.14(d)(x) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate is subject to any liability with respect to any "employee benefit plan" as defined in Section 3(3) of ERISA, or with respect to any other plan, trust, arrangement, contract, agreement, policy or commitment maintained for the purpose of providing compensation or benefits to any current or former employees of the Company or its ERISA Affiliates, in either such case that has been terminated or otherwise discontinued.

        (xi) Except as otherwise disclosed in Section 3.14(d)(xi) of the Company Disclosure Schedule, the benefits to be provided to participants under each Welfare Plan are to be provided exclusively from the general assets of the Company or through insurance contracts, or a combination thereof.

        (xii)  Except as otherwise disclosed in
         Section 3.14(d)(xii) of the Company Disclosure Schedule, the benefits to be provided to participants under each Pension Plan, other than a tax qualified Pension Plan under Code Section 401(a), are to be provided exclusively from the general assets of the Company.

        (xiii)  Except as set forth in Section
         3.14(d)(xiii) of the Company Disclosure Schedule, with respect to each Employee Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of
         Section 4975 of the Code or Section 406 of ERISA.

        (xiv)  The audited financial statements, if
         any, for each Employee Benefit Plan and any underlying trust fairly reflect the net assets available for plan benefits and changes in net assets of the Employee Benefit Plan as of the date of such financial statements, and, to the knowledge of the Company, no adverse change has occurred with respect to the net assets available for plan benefits with respect to the Employee Benefit Plan since the date of such financial statements.

        (xv)  Except as otherwise disclosed in Section
         3.14(d)(xv) of the Company Disclosure Schedule, the following clauses are true with respect to the ESOP:

               (A)  The ESOP constitutes an "employee
         stock ownership plan," as defined in Section
         4975(e)(7) of the Code and the Treasury Regulations promulgated thereunder, and as defined in Section
         407(d)(6) of ERISA, except as otherwise contemplated pursuant to the ESOP Agreement.

               (B)  Each of the loans to the trust
         created pursuant to a Trust Agreement between Group and the ESOP Trustee, dated as of September 30, 1988 (the "ESOP Trust"), pursuant to the ESOP Loan Agreement and the Substitute ESOP Loan Agreement, each between Group and the ESOP Trustee and dated as of September 30, 1988 and July 30, 1991, respectively (collectively, the "ESOP Loan Agreements"), and each of the pledges of shares of common stock, par value $.01 per share, of Group (the "Group Common Stock"), by the ESOP Trust pursuant to the Pledge Agreement and the Amendment to ESOP Pledge Agreement, each between Group and the ESOP Trust and dated as of September 30, 1988 and July 30, 1991, respectively (collectively, the "ESOP Pledge Agreements"), satisfies the requirements of Section 4975(d)(3) of the Code and Section 408(b)(3) of ERISA, and has not and will not subject Group or the Company to a tax imposed under Section 4975 of the Code or a civil penalty assessed under Section 502(i) of ERISA.

               (C)  The Group Common Stock and the
         Company Common Stock each have satisfied the definition, for all relevant periods, of a "qualifying employer security," within the meaning of Section 4975(e)(8) of the Code and Section
         407(d)(5) of ERISA.

               (D)  The sales of shares of Group Common
         Stock to the ESOP Trust pursuant to the Subscription
         Agreement between Group and the ESOP Trustee, dated as of September 30, 1988 (the "ESOP Subscription
         Agreement"), satisfies the requirements of Section
         4975(d)(13) of the Code and Section 408(e) of ERISA, and such sale has not and will not subject Group or

         the Company to a tax imposed under Section 4975 or the Code of a civil penalty assessed under Section
         502(i) of ERISA.

               (E)  None of the transactions contemplated
         by the ESOP Agreement will constitute a violation or result in any liability under ERISA or the Code
         (including, without limitation, any tax under Sections 4975 or 4978B of the Code).

               (F)  No opinion, correspondence or other
         communication, whether written or otherwise, shall have been received by Group, the Company or any of their respective agents, affiliates, associates, officers or directors, or any fiduciary of the ESOP, from the United States Department of Labor, the Internal Revenue Service or any other Federal or State governmental or regulatory agency, body or authority, which the Company has determined, in its sole and absolute discretion, to be unsatisfactory, to the effect that either of the loans to the ESOP Trust pursuant to the ESOP Loan Agreements, either of the pledges of shares of Company Common Stock by the ESOP Trust pursuant to the ESOP Pledge Agreements or the sale of shares of Group Common Stock to the ESOP Trust pursuant to the ESOP Subscription Agreement may or will constitute a violation of or result in any liability under ERISA or the Code.

        (e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts applicable to any person employed by the Company or its Subsidiaries. Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section
   3.14(e) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor its Subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or its Subsidiaries, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or its Subsidiaries by the National Labor Relations Board or any comparable state agency, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
   The Company and all of its Subsidiaries are in compliance with all applicable laws respecting employment, consulting, employment practices, wages, hours, and terms and conditions of employment, except as would not, individually or in the aggregate, have a Company Material Adverse
   Effect. Except as otherwise disclosed in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has closed any facility, effectuated any layoffs of employees or implemented any early retirement incentive program, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future, in each case, other than those which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the
   Company nor any of its Subsidiaries has had a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C.
   Section 2101 et seq. ("WARN"), except as would not, individually or in the aggregate, have a Company Material
   Adverse Effect.

        (f) Section 3.14(f) of the Company Disclosure Schedule sets forth all written employment agreements, employment contracts or, to the knowledge of the Company, understandings relating to employment to which the Company or any of its Subsidiaries is a party, other than the Master Severance Agreement, dated as of the date hereof, between Parent and the Company (the "Master Severance Agreement") and the release agreements contemplated thereby and other than the general employment of employees pursuant to an at-will understanding, in each case with respect to
   (i) officers or directors of the Company or any of its Subsidiaries or (ii) the executive directors of any of the Hospitals or Specialty Facilities. Copies of all such agreements have previously been delivered to Parent. Any failure to satisfy the foregoing requirements of this
   Section 3.14(f) shall not be considered a breach of the representations contained herein except to the extent that the existence of any agreements which are not listed in
   Section 3.14(f) of the Company Disclosure Schedule would, individually or in the aggregate, result in a Company Material Adverse Effect.

        Section 3.15  Brokers.  No broker, finder or
   investment banker (other than Smith Barney Shearson Inc.)
   is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company will not pay to Smith Barney
   Shearson Inc. any fees in excess of $2,250,000 in the aggregate plus reasonable expenses (including reasonable attorney's fees not to exceed $25,000 in the aggregate) plus a retainer as previously disclosed to Parent in connection with the transactions contemplated by this Agreement.

        Section 3.16  Related Party Transactions.
   Except as listed in Section 3.16 of the Company Disclosure Schedule, since September 30, 1993, there have been no material transactions between the Company or any of its Subsidiaries on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to the Company or any of its Subsidiaries pursuant to the employment agreements listed in Section 3.14 of the Company Disclosure Schedule as in effect on the date hereof.

        Section 3.17  Corporate Records.  The minute
   books of the Company and its Subsidiaries accurately reflect in all material respects all actions taken to this date by the stockholders, board of directors and committees of the board of directors of the Company and its Subsidiaries. The stock certificate books and records of the Company and its Subsidiaries accurately reflect on the date hereof, and will accurately reflect as of the Effective Time, the ownership of the Company Common Stock and the capital stock (or other ownership interests) of the Company's Subsidiaries by the persons and in the amounts set forth in Section 3.02(b) of the Company Disclosure Schedule.

        Section 3.18  Accounting Records.  The Company
   and its Subsidiaries maintain accounting records which fairly and validly reflect, in all material respects, their transactions and maintain accounting controls sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles.

        Section 3.19  Environmental Matters.  (a)
   Except as disclosed in the applicable subsection of Section
   3.19 of the Company Disclosure Schedule and except for those matters which, considered either individually or collectively, have not, individually or in the aggregate, had and would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries and each of their businesses, operations and Properties comply with all Environmental Laws; (ii) the Company and each of its Subsidiaries have obtained all Environmental Permits necessary for the ownership and operation of their respective businesses, operations and Properties, and all such Environmental Permits are in good standing and are not the subject of any modification or revocation proceeding, and the Company and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, and, to the Company's knowledge, all such Environmental Permits are valid; (iii) neither the Company nor any of its Subsidiaries nor any of their businesses, operations or Properties is the subject of any outstanding written order, judgment, writ, decree, injunction, citation, directive, or summons of, or agreement or settlement with, any Governmental Entity or other person respecting (A) any alleged or asserted violation of or noncompliance with Environmental Laws, (B) any Remedial Actions, or (C) any Environmental Claims arising from the Release or threat of Release of a Contaminant; (iv) neither the Company nor any of its Subsidiaries is a party, defendant or respondent in any pending judicial or administrative proceeding alleging a violation of any Environmental Law, or asserting any Environmental Claim arising from the Release or threat of Release of a Contaminant or relating to any Remedial
   Action; (v) to the Company's knowledge, none of the businesses, operations or Properties of the Company or any of its Subsidiaries is the subject of any investigation by any Governmental Entity (other than periodic and ordinary inspections) evaluating any alleged or asserted violation of or noncompliance with any Environmental Law, including, without limitation, a determination whether any Remedial Action is needed with respect to a Release or threatened Release of any Contaminant; (vi) neither the Company nor any Subsidiary of the Company has filed any written notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous waste or solid waste or reporting a spill or Release of a Contaminant into the environment under any Environmental Law; (vii) to the Company's knowledge, neither the Company nor any Subsidiary of the Company has any contingent liability in connection with any Release or threat of Release of any Contaminant at any location; (viii) neither the Company nor any Subsidiary of the Company has received any written notice or claim or is otherwise aware of any notice or claim concerning (A) any alleged violation of any Environmental Law, (B) any alleged liability of the Company or any of its Subsidiaries for any Environmental Claim, or
   (C) any alleged liability of the Company or any of its Subsidiaries arising out of or related to the Release or threat of Release of a Contaminant at any location; (ix) neither the Company nor any of its Subsidiaries has engaged in or permitted any generation, storage, transportation, treatment, recycling, reclamation, handling, use or disposal of any Contaminant, except in compliance with Environmental Laws; (x) neither the Company nor any of its Subsidiaries has disposed of or released any Contaminant at any of the Properties and, to the Company's knowledge, neither has any prior owner or operator or other person;
   (xi) none of the Company's or any of its Subsidiaries' Properties contain, or, to the Company's knowledge, have ever contained, any underground storage tanks, surface impoundments, asbestos-containing materials or polychlorinated biphenyls; (xii) no Environmental Lien in favor of any Governmental Entity has been filed or attached to any of the Properties and, to the Company's knowledge, there are no conditions or facts in existence that with the passage of time could give rise to the filing or attachment of such an Environmental Lien; (xiii) none of the Properties is listed or proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any similar state or foreign list of sites, and none of the Major Properties is listed on the Comprehensive Environmental Response Compensation and Liability Information System List ("CERCLIS") or any similar state or foreign list of sites; (xiv) to the Company's knowledge, no Contaminant has migrated from any of the Properties onto or underneath other properties, nor has any Contaminant migrated from other properties upon, about or beneath any of the Properties; (xv) neither the Company nor any of its Subsidiaries has received or is otherwise aware of any written notice, claim or other communication alleging liability on the part of the Company or any of its Subsidiaries, and to the Company's knowledge, neither the Company nor any of its Subsidiaries has any liability, for the violation of any Environmental Law, for any Environmental Claim, or for the Release or threatened Release of any Contaminant in connection with any businesses, operations or properties previously owned or operated by the Company or any of its Subsidiaries or any predecessors thereto.

        (b)  Prior to the Closing Date, the Company
   and its Subsidiaries shall have complied fully with all Environmental Notice Requirements, and any related Environmental Permits shall have been issued, and at Parent's request, the Company shall have furnished to Parent documentation of the Company's and its Subsidiaries' compliance with such Environmental Notice Requirements and copies of such related Environmental Permits, except where the failure to so comply or to have obtained such Environmental Permits would not have a Company Material Adverse Effect.

        (c) No later than fifteen (15) business days following Parent's request, the Company shall have provided written notice to Parent of each financial responsibility requirement issued by any governmental authority pursuant to 42 U.S.C. 6991b(c)(6) or any state or local equivalents applicable to the businesses, operations or Properties of the Company and each of its Subsidiaries. Any failure to satisfy the requirements of this Section 3.19(c) shall not be considered a breach of the representations contained herein except to the extent that the failure to provide such notice would not, individually or in the aggregate, result in a Company Material Adverse Effect.

        "Contaminant" means those substances,
   materials, articles and items, in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by products or any other substance, material, article or item, which are regulated by or form the basis of liability under any applicable Environmental Law, including, without limitation, hazardous wastes, hazardous substances, pollutants, contaminants, toxic substances, infectious waste, medical waste, special waste, asbestos, polychlorinated biphenyls, petroleum (including, but not limited to, crude oil, petroleum-derived substances, waste or breakdown or decomposition products thereof or any fraction thereof) and radioactive substances.

        "Environmental Claim" means any written notice of violation (including, without limitation, any notice of expenditures necessary to come into compliance with or maintain compliance with, any Environmental Law or Environmental Permit), claim (whether based on strict liability or otherwise), judgment, encumbrance, lien, settlement, citation, demand, abatement, order or direction (conditional or otherwise) by any Governmental Entity or other person for personal injury or death, toxic tort, tangible or intangible property damage, damage to the environment, trespass, damage to natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or prohibitions, arising out of, related to, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release or a threatened Release of any Contaminant, odor or audible noise, (b) the environmental aspects of the transportation, storage, treatment, disposal, generation, recycling, reclamation, use or handling of any Contaminants or other materials in connection with the businesses, operations or properties, or (c) the violation, or alleged violation, of any Environmental Law by the Company or any of its Subsidiaries.

        "Environmental Damages" means all claims, judgments, damages (including punitive damages), losses, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any Environmental Claim, whether or not such Environmental Claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Contaminants or noncompliance with any Environmental Law.

        "Environmental Laws" means all applicable federal, state, local or foreign laws, statutes, codes, ordinances, rules, regulations, Environmental Permits, judgments, orders, decrees or settlements relating to the environment, natural resources, safety, health or the regulation of Contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C.
   Section 1801 et seq.), the Resource Conservation and Recovery Act 42U.S.C. Section 6901 et seq.) ("RCRA"), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the
   Emergency Planning and Community Right-to-Know Act (42
   U.S.C. Section 11001 et seq.), the Safe Drinking Water Act (42 U.S.C Section 201 and Section 300f et seq.), The Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), The Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as such laws, statutes, codes, ordinances, rules, regulations, Environmental Permits, judgments, orders, decrees and settlements have been and may be amended or supplemented from time to time, and any analogous future enacted or adopted federal, state, local or foreign laws, statutes, codes, ordinances, rules, regulations, Environmental Permits, judgments, orders, decrees and settlements.

        "Environmental Lien" means a Lien in favor of any Governmental Entity for (i) liability under Environmental Laws or (ii) damages arising from, or costs incurred by such Governmental Entity in response to, a Release or threatened Release of a Contaminant.

        "Environmental Notice Requirements" means requirements under any Environmental Law which are applicable to the transactions contemplated by this Agreement and which require notification, registration or filing of information pertaining to such transactions, the Properties, and/or the parties to such transactions, to or with any governmental authority or Parent, including, without limitation, any Environmental Permit transfer or modification requirements and any so-called "environmental cleanup responsibility acts."

        "Environmental Permit" means any permit, approval, authorization, registration, license, variance or permission required from a Governmental Entity having jurisdiction under an applicable Environmental law.

        "Major Properties" means the Hospitals and the Specialty Facilities.

        "Properties" means all real or personal
   property of any kind or description presently owned, leased, operated or under the control of the Company or any of its Subsidiaries.

        "Release" means any release, spill, emission, leaking, pumping, emptying, dumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching or migration of any Contaminant (including, but not limited to, the abandonment or discarding of Contaminants in barrels, drums or other containers) into the indoor or outdoor environment or into or out of any real property, including the movement of Contaminants, into, under, on, through or in the air, soil, subsurface strata, surface water, groundwater, drinking water supply, any sediments associated with any water bodies or any other environmental medium.

        "Remedial Action" means all actions required to: (i) clean up, remove, treat, dispose of or in any other way remolded or undertake corrective action with respect to Contaminants in the indoor or outdoor environment; (ii) prevent, mitigate or minimize the Release or threat of Release of Contaminants; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care in respect of actions contemplated in the preceding clauses (i) and (ii).

        Section 3.20  Tax Matters.

        (a)  For purposes of this Agreement, "Taxes"
   means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

        (b)  For purposes of this Agreement, "Tax
   Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

        (c)  Except as disclosed in Section 3.20 (c)
   of the Company Disclosure Schedule, the Company and each of its Subsidiaries have (i) filed all Tax Returns required to be filed by applicable law and all such Tax Returns were in all respects (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will
   be) true, complete and correct and filed on a timely basis and (ii) within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are were or are due and payable, except to the extent that the failure to file a Tax Return or Tax Returns, the failure of a Tax Return or Tax Returns to be true, correct and complete or the failure to pay Taxes due and payable would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (d)  The Company has established (and until
   the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes of the Company and each of its Subsidiaries not yet due and payable in accordance with generally accepted accounting principles ("GAAP") which are reflected in the Company Financial Statements to the extent required by GAAP.

        (e) Except as disclosed in Section 3.20(e) of the Company Disclosure Schedule, as of the date hereof, there are no, and, as of the Closing Date, there will be no Tax liens upon the assets of the Company or any of its Subsidiaries except (i) liens for Taxes not yet due or (ii) liens for Taxes which, individually or in the aggregate, would not have a Company Material Adverse Effect.

        (f) Except as disclosed in Section 3.20(f) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required, except for those payment, withholding and reporting obligations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

        (g) Except as disclosed in Section 3.02(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any federal income Tax Return or any material state or local income or franchise Tax Return, which Tax Return has not been filed as of the date hereof.

        (h) Except as disclosed in Section 3.20(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any federal income taxes, federal income Tax Returns, material state or local income or franchise taxes or material state or local income or franchise Tax Returns.

        (i)  The statute of limitations for the
   assessment of all Taxes has expired for all applicable federal income Tax Returns of the Company and each of its Subsidiaries for all periods through September 30, 1989. Those federal income Tax Returns for which the statute of limitations has not yet expired have been examined by the Internal Revenue Service for all periods through September 30, 1989.

        (j) Except as provided in Section 3.20(j) of the Company Disclosure Schedule, no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and paid in full or otherwise settled, no audits or other administrative proceedings or court proceedings are presently in progress or pending (or, to the knowledge of EPIC Healthcare Management Company, threatened) with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries, and no claim is currently being made by any authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

        (k) Except as disclosed in Section 3.20(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with the Internal Revenue Service that would have any continuing effect after the Closing Date. "Tax Ruling" shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement" shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

        (l)  The Company and its Subsidiaries have
   made available (or, in the case of federal income Tax Returns filed after the date hereof, will make available) to Parent complete and accurate copies of all federal income Tax Returns, and amendments thereto, filed by the Company's consolidated group for all taxable years ending on or prior to the Closing Date.

        (m)  No agreements relating to allocating or
   sharing of Taxes exist among the Company and any of its Subsidiaries.

        (n)  None of the Company, any Subsidiary
   formed by the Company, any Subsidiary not formed by the Company during the period such entity was a Subsidiary of the Company, or, to the knowledge of EPIC Healthcare Management Company, any Subsidiary not formed by the Company for periods prior to such entity becoming a Subsidiary of the Company, has filed (or will file prior to the Closing) a consent pursuant to Code Section 341(f) or has agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section 341(f)(4)) owned by the Company or any of its Subsidiaries.

        (o)  No property of the Company, no property
   of any of Subsidiary formed by the Company, no property of any Subsidiary not formed by the Company acquired by the Subsidiary during the period such entity was a Subsidiary of the Company, and, to the knowledge of EPIC Healthcare Management Company, no property of any Subsidiary not formed by the Company acquired during periods prior to such entity becoming a Subsidiary of the Company, is property that the Company or any Subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code
   Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168.

        (p)  Neither the Company nor any of its
   Subsidiaries is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in federal income tax accounting method (other than a change of federal income tax accounting method required as a result of a change in law) initiated by the Company or any of its Subsidiaries, and to the knowledge of the Company, the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

        (q)  Neither the Company nor any of its
   Subsidiaries is a party to any agreement, contract, or arrangement, other than the Master Severance Agreement and the employment agreements with Kenneth S. George, W. Theodore Shaw, Stanley F. Baldwin, S. Kent Fannon, Thomas
   L. Rine, D. Stephen Hall, Gary E. Griffith and W. Warren Wilkey listed in Section 3.14(f) of the Company Disclosure Schedule, that would require the Company to make any gross-up payments with respect to any Taxes or otherwise indemnify or hold harmless any employee with respect to any Taxes.

        (r) The Company has made available to Parent all relevant information with respect to the federal income tax net operating loss carryovers and federal income tax credit carryovers of the Company and its Subsidiaries as of September 30, 1992, based on the federal income Tax Returns filed by the Company as of such date as adjusted pursuant to the audit by the Internal Revenue Service of the Company's consolidated federal income Tax Return for the taxable year ended September 30, 1989, which information indicates that as of such date the net operating loss carryovers were approximately $63,000,000 and the federal income tax credit carryovers were approximately $253,000. The Company has also made available to Parent its estimate of taxable federal income or loss, as the case may be, and federal income tax credits, with respect to the Company and its Subsidiaries as calculated for purposes of GAAP tax provisions for the taxable year ending September 30, 1993.
   Section 3.20(r) of the Company Disclosure Schedule sets forth, based on the federal income Tax Returns filed by the Company as of September 30, 1992 as adjusted pursuant to the audit by the Internal Revenue Service of the Company's consolidated federal income Tax Return for the taxable year ended September 30, 1989, the approximate amount of the Company's net operating loss carryovers and the approximate amount of the Company's tax credit carryovers.

        (s)  All material elections that have been
   made with respect to federal income tax affecting the Company or any of its Subsidiaries that were not part of the federal income Tax Returns made available to Parent pursuant to subsection (l) hereof (including, without limitation, any election under Code Section 338), whether or not currently in effect, are set forth in Section 3.20(s) of the Company Disclosure Schedule.

        (t) Except as set forth in Section 3.20(t) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been an "includible corporation" in an "affiliated group of corporations" with a "common parent corporation" other than the Company or American Medical International, Inc. ("AMI"), within the meaning of Code Section 1504.

        (u)  Fifty percent of the interest income
   received by the holders of (i) the "Tranche B Loans" made pursuant to the Credit Agreement among Group, various Banks and Swiss Bank Corporation, New York Branch, as Agent and General Electric Capital Corporation, as Co-Agent, dated as of September 30, 1988; (ii) the Class 1 First Priority
   Mortgage Notes of EPIC Properties, Inc., a wholly-owned Subsidiary of the Company and (iii) the Group Senior ESOP
   Notes (collectively, the "ESOP Debt") with respect to the ESOP Debt is excludable from the gross income of such holders under Code Section 133, except to the extent the failure of any such amounts of interest income to be excludable under Code Section 133 would not, individually or in the aggregate, have a Company Material Adverse
   Effect.

        (v)  Prior to the Closing Date, the Company
   shall notify Parent in writing of any power of attorney granted by the Company or any of its Subsidiaries concerning any Tax matter that will be in force as of the Effective Time.

        (w)  Prior to the Closing Date, the Company
   shall notify Parent in writing of all material intercompany transactions (within the meaning of Treasury Regulations
   Section 1.1502-13) engaged in by the Company and any of its Subsidiaries for which any income remained unrecognized as of the close of the last taxable year prior to the Closing Date.

        (x)    For the purposes of subsections (c) and
   (f) of this Section 3.20, (i) any matter concerning government revenue accounting issues of the Company or any of its Subsidiaries, (ii) any matter impacted by the valuation of Company capital stock, or stock of any corporation that is a stockholder of the Company, in connection with any transfers of such stock, (iii) any matter relating to the definition of employee as regards the Company or any of its Subsidiaries, and/or (iv) any matter related to the characterization of supplies of the Company or any of its Subsidiaries, shall be deemed not to, individually or in the aggregate, cause a breach of a representation and warranty under such subsections.

        Section 3.21  Properties.  (a)  Each of the
   Company and its Subsidiaries has good fee or leasehold title to all of its real property, other than property the failure of which to so own would not, individually or in the aggregate, have a Company Material Adverse Effect (the "Material Real Properties"). Except as set forth in the title insurance policies listed in Section 3.21(a) of the Company Disclosure Schedule or as otherwise set forth in
   Section 3.21(a) of the Company Disclosure Schedule, no Material Real Property is subject to claims, liens, or encumbrances whether by mortgage, pledge, lien, conditional sales agreement, charge or otherwise, except for those which would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.21(a) of the Company Disclosure Schedule contains a complete and correct list of the Material Real Properties. Each of the Company and its Subsidiaries owns all of its personal property (except for leased property or assets), other than property the failure of which to so own would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (b) The Company has previously made available to Parent complete and correct copies of each lease to which the Company or any of its Subsidiaries is a party or any of its properties are bound, except for such leases the loss of which would not, individually or in the aggregate, have a Company Material Adverse Effect. A complete and correct list of each such lease is set forth in Section 3.21(b) of the Company Disclosure Schedule. All of the leases so listed are valid and subsisting and in full force and effect with respect to the Company and its Subsidiaries and, to the Company's knowledge, with respect to any other party thereto.

        Section 3.22  Contracts.  Section 3.22 of the
   Company Disclosure Schedule sets forth an accurate list of any of the following to which the Company or any of its Subsidiaries is a party or by which any of them or their properties or assets may be bound: (i) any contract, commitment or agreement involving a partnership, joint venture or similar arrangement, (ii) any contract, commitment or agreement in which rights or obligations change upon a change in control of the Company or any of its Subsidiaries and which has not been filed as an exhibit to any Company SEC Document, and (iii) any secrecy, non-compete or other agreement which (A) restricts the right of the Company, its Subsidiaries or any of their respective officers or employees to engage in any type of business or activity (other than any such agreement of which the Company or any of its Subsidiaries is a beneficiary) or (B) would restrict in any manner the right of Parent or any of its Subsidiaries to engage in any type of business or activity after the consummation of the transactions contemplated by this Agreement (collectively, the "Material Contracts"). The Company has previously delivered to Parent complete and correct copies of all Material Contracts. All Material Contracts are in full force and effect and, to the knowledge of the Company, no default or breach exists by any other party to a Material Contract and no such other party intends to terminate or modify a Material Contract.

        Section 3.23  Insurance; Malpractice.  (a)
   The Company has previously delivered to Parent correct and complete copies of all material documents relating to self insurance and third party administration. The Company has previously delivered to Parent correct and complete copies of the audited annual financial statements for the fiscal year ended September 30, 1992 and the unaudited quarterly financial statements since September 30, 1992 and through the fiscal quarter ended June 30, 1993 (together with all related notes, exhibits and schedules thereto, the "NISC Statements") of Nenelani Insurance Services Corporation
   ("NISC") filed with the Department of Insurance of the State of Hawaii (the "Hawaii Department"). Such statements
   (i) were prepared from the books of account and other financial records of NISC, (ii) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the past practices of NISC (except as set forth in the notes, exhibits or schedules thereto) pursuant to the requirements of the insurance regulatory authority in the State of Hawaii, and complied on their respective dates of filing or submission in all material respects with applicable law, (iv) present fairly the financial position, results of operations and cash flows of NISC as of the dates thereof or for the periods covered thereby (subject, in the case of quarterly statements, to normal recurring audit adjustments). To the knowledge of the Company, all reserves and other liabilities reflected in the NISC Statements ("Reserve Liabilities") (i) were determined in accordance with commonly accepted actuarial standards consistently applied, (ii) were fairly stated in accordance with sound actuarial principles, (iii) met the requirements of the insurance laws of the State of Hawaii and any other applicable law in all material respects and
   (iv) reflected (on a net basis) in all material respects any related reinsurance, coinsurance and other similar agreements of NISC. To the Company's knowledge, the Company's actuary was provided with all claims data and other information required to perform its actuarial analysis and produce the actuarial studies delivered to Parent, and all information so provided was complete and correct in all material respects. Adequate provision for all such Reserve Liabilities has been made (under commonly accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, claims and other liabilities of NISC on the respective dates of the NISC Statements based on commonly accepted actuarial assumptions as to future contingencies which are reasonable and appropriate under the circumstances, except as would not, individually or in the aggregate, result in a Company
   Material Adverse Effect.

        (b)  Section 3.23 of the Company Disclosure
   Schedule sets forth a complete and correct list of all material insurance policies currently in force insuring against risks of the Company and its Subsidiaries, and the Company has previously delivered to Parent copies of its directors and officers insurance policies for the fiscal year ended September 30, 1993 and the binder for such policies for the fiscal year ending September 30, 1994, the NISC policy and, with respect to the other policies listed in Section 3.23 of the Company Disclosure Schedule, has previously delivered to Parent true and correct schedules listing the name of carrier, policy coverage, policy limits and deductibles. The Company and its Subsidiaries are in compliance with the terms of such policies and there are no claims by the Company or any of its Subsidiaries under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause, in each case except as would not, individually or in the aggregate, result in a Company Material Adverse
   Effect.

        Section 3.24  Patents, Licenses, Franchises
   and Formulas. Each of the Company and its Subsidiaries owns all of the patents, trademarks, service marks, copyrights, permits, trade names, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all such rights and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with any rights of others, in each case except as would not constitute a Company Material Adverse Effect.


                             ARTICLE IV

          Representations and Warranties of Parent and Sub

        Parent and Sub represent and warrant to the Company that:

        Section 4.01  Organization.  Each of Parent
   and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except when the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement.

        Section 4.02  Authority.  Each of Parent and
   Sub has the requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub (including by Parent as the sole stockholder of Sub) and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes the valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with their respective terms, except as may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

        Section 4.03  Consents and Approvals; No
   Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or blue sky laws, filings required under the HSR Act, certain federal, state and local regulatory filings and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent and Sub of this Agreement or the consummation by Parent and Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or By-laws of Parent or Sub,
   (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the loss of a benefit under, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or Sub is a party or by which either of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Sub or any of their respective properties or assets, except in the case of (ii) and (iii) for violations, breaches, defaults, terminations, cancellations, accelerations, losses of benefits, liens or encumbrances which would not, individually or in the aggregate, prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement.


                              ARTICLE V

                              Covenants

        Section 5.01  Conduct of Business by the
   Company Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld):

        (a)  The Company and its Subsidiaries shall
   carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, assets, prospects and advantageous business relationships, maintain in effect all Company Permits, keep available the services of their present officers and employees, preserve their relationships with those persons having business dealings with them and consult in good faith on a regular basis with representatives of Parent to report material operational developments and the general status of ongoing operations.

        (b)  Neither the Company nor any of its
   Subsidiaries shall, nor shall any of them propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, other than dividends payable by a Subsidiary of the Company to the Company or to a wholly owned Subsidiary of the Company, dividends payable with respect to Subsidiaries of the Company which are joint ventures in accordance with the terms of agreements governing such joint ventures in effect on the date hereof and shares of Company Common Stock to be allocated to ESOP participants in the ordinary course of business pursuant to the terms of the ESOP in effect on the date hereof, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
   (iii) except pursuant to the ESOP Agreement, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or Voting Debt or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, shares of capital stock or Voting Debt of the Company or any of its Subsidiaries, other than repurchases by the Company of Company Common Stock from ESOP participants in the ordinary course of business pursuant to the terms of the ESOP in effect on the date hereof, which repurchases are otherwise permitted under the terms of the debt instruments of the Company and its Subsidiaries.

        (c)  Neither the Company nor any of its
   Subsidiaries shall issue, deliver, sell, pledge, dispose of or encumber, or authorize or propose the issuance, delivery, sale, pledge, disposition or encumbrance of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, Voting Debt or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Options, SARs or Warrants, in each case outstanding on the date of this Agreement and in accordance with their present terms and the issuance of up to an additional 111,408 SARs (plus any SARs awarded to SAR
   Plan participants as of the date hereof (as indicated in Section 3.02(a)(Item 3) of the Company Disclosure Schedule) which are subsequently forfeited by such participants and are available for award under the terms of the SAR Plan existing on the date hereof) under the SAR Plan and any shares of the Company Common Stock issued upon the exercise thereof.

        (d)  Neither the Company nor any of its
   Subsidiaries shall amend or propose to amend its Certificate of Incorporation or By-laws.

        (e)  Neither the Company nor any of its
   Subsidiaries shall acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, except for such acquisitions which individually do not exceed $1,000,000 or which in the aggregate do not exceed $3,000,000.

        (f) Except as set forth in Section 5.01(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets (other than in the ordinary course of business consistent with past practice); provided, however, that prior to the consummation of any disposition set forth in Section 5.01(f) of the Company Disclosure Schedule, Parent shall approve the terms of such disposition (which approval shall not be unreasonably withheld).

        (g)  Neither the Company nor any of its
   Subsidiaries shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others (in each case other than in the ordinary course of business consistent with past practice).

        (h) Except as to projects in progress on the date hereof and such other projects as have been previously disclosed to Parent in writing, neither the Company nor any of its Subsidiaries shall authorize or make any capital expenditures (including by lease) which exceed $500,000 individually without first consulting with Parent with respect thereto; provided, however, that in no event shall the Company and its Subsidiaries authorize or make any capital expenditures (including by lease) in an aggregate amount in excess of $64 million.

        (i)    Neither the Company nor any of its
   Subsidiaries shall authorize or enter into any settlement of professional or general liability claims which exceed
   $500,000 individually or $1,500,000 in the aggregate.

        (j)  The Company shall not make any material
   change in any of the accounting principles or practices used by it except as required by the SEC or the Financial
   Accounting Standards Board.

        (k)  The Company shall not permit NISC to
   transfer, loan or otherwise dispose of the excess reserve amounts held thereby.

        (l) Except as set forth in Section 5.01(l) of the Company Disclosure Schedule and except pursuant to the ESOP Agreement, neither the Company nor any of its Subsidiaries shall (x) enter into, adopt, amend in any material respect (except as required by law) or terminate any Employee Benefit Plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors, officers, employees or independent contractors or (y) increase in any manner the compensation or fringe benefits (including, but not limited to, severance benefits) payable or to become payable to any director, officer, employee or independent contractor (except for increases in salary or wages payable or to become payable in the ordinary course of business consistent with past practice) or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of Company Options, SARs or performance units), except, with respect to any benefit payable by a Subsidiary of the Company, in the ordinary course of business consistent with past practice, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (m)  Except pursuant to the ESOP Agreement,
   neither the Company nor any of its Subsidiaries will (i) waive, release, grant or transfer any material rights of value other than in the ordinary course of business consistent with past practice or (ii) enter into, modify or change any license, lease or contract involving payments in excess of $500,000 individually; provided, however, that in no event may the Company or any of its Subsidiaries enter into any agreement with American Health, Inc.

        (n)  Neither the Company nor any of its
   Subsidiaries will make any tax election or settle or compromise any federal, state, local or foreign income tax liability either not in accordance with prior practice or which would have a Company Material Adverse Effect.

        (o)  Neither the Company nor any of its
   Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

        (p)  Neither the Company nor any of its
   Subsidiaries shall take any action that would result in any of the Company's representations and warranties set forth in this Agreement not being true or in any of the conditions to the Merger set forth in Article VII not being satisfied or agree in writing or otherwise to take any of the actions specified in this Section 5.01.

        Section 5.02  No Solicitation, Etc.   Prior to
   the Effective Time, the Company and each of its Subsidiaries shall not, and shall direct and use their best efforts to cause each of their officers, directors, employees, agents, advisors and affiliates not to, directly or indirectly, make, solicit, encourage (including by way of furnishing information or assistance), initiate, endorse or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction (as defined below in this Section 5.02) or participate in any negotiations or discussions regarding, or enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to, any Third Party Transaction. Nothing in this
   Section 5.02 shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written bona fide proposal which is not subject to any material contingencies relating to financing to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, purchase of all or substantially all of its assets, tender or exchange offer or other similar transaction (provided that if any such proposal contains a condition relating to the modification of the terms of any outstanding indebtedness of the Company and its Subsidiaries, such condition shall be substantially similar to the condition set forth in Section 7.02(e) hereof) if, and only to the extent that, (A) the Board of Directors of the Company is advised by outside legal counsel that, in the exercise of the fiduciary obligations of the Board of Directors of the Company under applicable law, such information is required to be provided to or such discussions or negotiations are required to be undertaken with the person or entity submitting such proposal; and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company receives from such person or entity an executed confidentiality agreement in customary form on terms not less favorable in any material respect to the Company than the terms of the Confidentiality Agreement, dated October 13, 1993, between the Company and Parent (the "Confidentiality Agreement"); or (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Third Party Transaction. Nothing in this Section 5.02 shall (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to a Third Party Transaction during the term of this Agreement or (z) affect any other obligation of the Company under this Agreement. The Company represents it is not currently involved in any existing discussions or negotiations with any party with respect to a Third Party Transaction. Prior to the Effective Time, the Company will promptly communicate to Parent the terms of any proposal which it may receive in respect of any Third Party Transaction and will keep Parent informed as to the status of any actions, including negotiations or discussions taken pursuant to this Section
   5.02. As soon as practicable following the Effective Time, the Company shall promptly request each person who has executed a confidentiality agreement in connection with its consideration of a Third Party Transaction to return all confidential information that has been furnished to such person by or on behalf of the Company. For purposes of this Agreement, "Third Party Transaction" shall mean any of the following involving the Company or any of its Subsidiaries (other than transactions permitted by Section 5.01(f) hereof): (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) any tender offer or exchange offer for 25% of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of capital stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.


                             ARTICLE VI

                        Additional Agreements

        Section 6.01  Proxy Statement.  As promptly as
   practicable after the execution of this Agreement, the Company shall prepare a proxy statement and a form of proxy in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms sent to the Company's stockholders, the "Proxy Statement"). Parent will furnish to the Company all information concerning Parent or Sub required for inclusion in the Proxy Statement. The Company covenants to Parent that the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the meeting of the Company's stockholders to consider and vote upon the Merger (the "Stockholders'
   Meeting") or at the Effective Time, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company shall not be liable for any statement or omissions made in reliance upon, and in conformity with, written information concerning Parent or Sub furnished by Parent specifically for use in the Proxy Statement. Parent covenants to the Company that the written information concerning Parent or Sub furnished to the Company by Parent specifically for use in the Proxy Statement shall not, at the date the Proxy
   Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger (i) unless otherwise required by the fiduciary duties of the directors under applicable law as advised by outside legal counsel and (ii) with respect to the ESOP, to the extent permitted by applicable law or the documents governing the ESOP.

        Section 6.02  Meeting of Stockholders.  The
   Company shall take all action necessary, in accordance with the DGCL and its Certificate of Incorporation and By-Laws, to convene the Stockholders' Meeting. The Company shall use reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption and approval of this Agreement and to secure the vote of stockholders required by law to effect the Merger (i) unless otherwise required by the fiduciary duties of the directors of the Company under applicable law as advised by outside legal counsel and (ii) with respect to the ESOP, to the extent permitted by applicable law or the documents governing the ESOP.

        Section 6.03  Access to Information.  (a)
   Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives reasonable access to all personnel, offices, and other facilities and to all books and records of the Company and its Subsidiaries and will permit Parent to make such inspections as Parent may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request. The representations and warranties of the Company contained herein or in any certificate or other document delivered to Parent or the Purchaser shall not be deemed waived or otherwise affected by any such investigation made by Parent or any of its representatives.

        (b)  Without limiting the provisions of clause
   (a) above, the Company will make available to Parent and its authorized representatives for review at the Company's offices information regarding tax matters reasonably requested by Parent, including, without limitation, all (i) Tax Rulings (as defined in Section 3.20(k) hereof) entered into by the Company or any of its Subsidiaries relating to state or local taxes, (ii) Closing Agreements (as defined in Section 3.20(k) hereof) entered into by the Company or any of its Subsidiaries with any state or local taxing authority, (iii) information concerning any elections that have been made with respect to state or local taxes that would have a continuing effect after the Closing Date and
   (iv) all state and local Tax Returns (as defined in Section 3.20(b) hereof), and any amendments thereto, filed by the Company or any of its Subsidiaries for all taxable years ending on or prior to the Closing Date.

        (c)    All information obtained by Parent
   pursuant to Section 6.03(a) and (b) shall be kept confidential in accordance with the provisions of the Confidentiality Agreement.

        Section 6.04  Warrants; Company Options; SARs.
   (a) The Company shall use all reasonable efforts to cause each holder of Warrants to exercise all such Warrants and purchase Company Common Stock in accordance with the terms thereof prior to the Closing Date. In the event that there are any unexercised Warrants outstanding at the Effective
   Time, each such Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof other than proper execution of a notice of exercise of such Warrant, be converted into the right to receive, for each share of Company Common Stock subject thereto, the Merger
   Consideration, less the per share exercise price of such Warrant.

        (b)  Prior to the Closing Date, the Company
   shall cause all outstanding Company Options to be exercised for Company Common Stock in accordance with the terms thereof; provided that in no event shall Parent be liable for the payment of any amounts in connection with such actions other than payment of the Merger Consideration pursuant to Article II hereof with respect to the Company Common Stock received upon such exercise.

        (c)  Prior to the Closing Date, the Company
   shall amend the SAR Plan to provide that on the first business day after the Closing Date, each SAR outstanding thereunder, whether or not vested and regardless of whether or not the employment of the holder thereof is being terminated, shall be cancelled and converted into the right to receive $7.00 per SAR, less any applicable withholding taxes. On such first business day after the Closing Date, Parent will cause the Company to pay (or will pay on the Company's behalf) in same day funds to each holder of such cancelled and converted SARs the amount owed to such holder by the Company as contemplated by this clause (c), less any applicable withholding tax due with respect to such payment.

        Section 6.05  Legal Requirements; Cooperation.
   Each of the Company, Parent and Sub will take, or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the transactions contemplated hereby and will promptly cooperate with and furnish information to the other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the transactions contemplated hereby. Each of the Company, Parent and Sub will promptly make its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated hereby. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, Sub or the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement. Without limiting the foregoing, the Company agrees to cooperate with Parent and to take all actions necessary to consummate the Tender Offers/Consent Solicitations (as hereinafter defined) in an expeditious manner, including without limitation the making of any filings, registrations or notices with or to any third party or any Governmental Entity. Parent will promptly furnish to the Company any information required in connection with the Tender Offers/Consent Solicitations and the Company will promptly furnish to Parent in writing such information in connection with the Tender Offers/Consent Solicitations as Parent shall request. The Company covenants that any information so furnished in writing will not, at the date any such information is provided to securityholders, at the date any registration statement containing such information is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall receive "agreed upon procedures" letters from the Company's independent certified public accountants, in form and substance reasonably satisfactory to Parent, in connection with the information so provided and reasonably customary in scope and substance for such letters delivered in connection with transactions similar to those contemplated in this Section 6.05.

        Section 6.06  Additional Agreements;
   Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of the Company described in Section 7.01(a). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to and possession of all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement are fully authorized to, and shall, take all such necessary action; and such officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest such title to and possession of such properties, assets, rights, approvals and franchises and otherwise to carry out the purposes of this Agreement.

        Section 6.07  Expenses.  Except as provided in
   Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that all reasonable costs and expenses incurred by the Company and its officers and directors in connection with the Tender Offers/Consent Solicitations (including, without limitation, legal fees, accounting fees, filing fees and printing expenses but excluding the fees and expenses of any investment banker retained by the Company or any of its officers or directors) shall be paid (i) if the Tender Offers/Consent Solicitations are consummated, by the issuers of the applicable Debt Securities (as hereinafter defined) or (ii) otherwise, by Parent; and provided, further, that if this Agreement shall have been terminated pursuant to Section 8.01 as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party shall pay the reasonable costs and expenses incurred by the other parties in connection with this Agreement.

        Section 6.08  Public Statements.  The parties
   shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except that any party may issue such a public announcement or statement prior to such consultation if and to the extent required by law or any listing agreement with a national securities exchange or any other similar regulatory bodies, in which case such party shall use its best efforts to consult with the other parties prior to issuing such public announcement or statement.

        Section 6.09  Certification of Stockholder
   Vote. At or prior to the closing of the transactions contemplated by this Agreement, the Company shall deliver to Parent a Certificate of the Company's Secretary setting forth (i) the number of shares of Company Common Stock voted in favor of adoption of this Agreement and the consummation of the Merger and the number of shares of Company Common Stock voted against adoption of this Agreement and consummation of the Merger; and (ii) the number of shares of Dissenting Stock.

        Section 6.10  Indemnification and Insurance.
   (a) For a period of six years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify to the fullest extent permitted under applicable law the present and former directors and officers of the Company against all losses, damages, liabilities, claims, costs or expenses (including reasonable attorney's fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising from their service in such capacities prior to and including the Effective Time. In the event of any such claim, action, suit, proceeding or investigation,
   (i) Parent and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by Parent (which counsel shall be reasonably acceptable to the indemnified party) in advance of the final disposition of any such action to the fullest extent permitted under applicable law, upon receipt from the indemnified party of any undertaking contemplated by applicable law and (ii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

        (b)  Parent shall cause the Surviving
   Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the present and former directors and officers of the Company to the fullest extent permitted by the DGCL, which provisions shall not be amended for a period of six years after the Effective Time except as required by applicable law or except to make changes permitted by law that would enlarge the rights to indemnification thereunder. Should any claim or claims be made against any present or former director or officer of the Company, arising from his services as such, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.10 respecting the Certificate of Incorporation and By-laws shall continue in effect until the final disposition of all such claims.

        (c) The Surviving Corporation shall cause to be maintained in effect for a period ending not sooner than the sixth anniversary of the Effective Time, at no expense to the beneficiaries thereof, directors' and officers' liability insurance providing at least the same coverage with respect to the Company's officers and directors as the current policies maintained by or on behalf of the Company, and containing terms and conditions which are substantially no less advantageous, with respect to matters occurring prior to the Effective Time (to the extent such insurance is currently available with respect to such matters). Notwithstanding the foregoing, the Surviving Corporation shall not be obligated to provide any greater directors' and officers' liability insurance coverage than generally afforded to directors and officers of Parent under policies maintained by Parent with respect to its directors and officers.

        (d)  Parent acknowledges and agrees that the
   Surviving Corporation will continue to honor, and at the Effective Time Parent will honor, the Indemnification Agreements with certain executive officers of the Company identified on Section 6.10(d) of the Company Disclosure Schedule, true and correct copies of which Indemnification Agreements have been delivered to Parent.

        (e)  In connection with the Tender
   Offers/Consent Solicitations and whether or not the Tender Offers/Consent Solicitations are consummated, Parent shall indemnify the Company and its Subsidiaries and their respective officers, directors, agents, affiliates and persons deemed to be in control of the Company within the meaning of either Section 15 of the Securities Act or
   Section 20 of the Exchange Act (the "Company Indemnified Parties") from and against all losses, damages, liabilities, claims, costs or expenses (including reasonable attorney's fees), judgments, fines, penalties and amounts paid in settlement to which such Company Indemnified Parties may become subject insofar as such losses, damages, liabilities, claims, costs, expenses, judgments, fines, penalties and amounts arise out of or are related to the Tender Offers/Consent Solicitations;
   provided, however, that Parent shall not be liable in any such case to the extent that any such losses, damages, liabilities, claims, costs, expenses, judgments, fines, penalties or amounts arise out of or relate to (i) an untrue statement in or omission from any information requested by Parent and provided in writing by the Company or any of its Subsidiaries or any representative or agent thereof or (ii) the gross negligence or wilful misconduct of any Company Indemnified Party. Parent further agrees that if any indemnification or reimbursement sought pursuant to this paragraph (e) were for any reason not to be available to any Company Indemnified Party or insufficient to hold it harmless, in each case as and to the extent contemplated by this paragraph (e), then Parent shall contribute to the amount paid or payable by such Company Indemnified Party in respect of losses, damages, liabilities, claims, costs, expenses, judgments, fines, penalties or amounts in such proportion as is appropriate to reflect the relative benefits to the Company Indemnified Party on the one hand and Parent on the other hand in connection with the transactions contemplated by this Agreement. The rights under this paragraph (e) shall be in addition to, and not in lieu of, any rights available under the other paragraphs of this Section 6.10.

        (f)  The provisions of this Section 6.10 are
   intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

        (g) In the event that there shall occur any transaction involving a change in control of Parent pursuant to which the party acquiring control shall agree to indemnify the officers and directors of Parent in connection with any claim arising out of the service of such persons as officers and directors of Parent, then proper provision shall be made so that the acquiring party shall assume the obligations of Parent under this Section 6.10; provided, however, that the obligations of the acquiring party pursuant to this Section 6.10 shall be no greater than the obligations of such acquiring party to the officers and directors of Parent.

        Section 6.11  Notification of Certain Matters.
   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company or Parent, as the case maybe, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 6.12  Accounting Matters.  The Company
   agrees that it shall, immediately prior to the Effective Time, make such adjustments to its books and records as are requested by Parent; provided that no such adjustments shall be deemed to cause the breach of a condition to this Agreement or otherwise constitute a violation of any provision of this Agreement.

        Section 6.13  Employee Matters.  (a)  Parent
   agrees that, for one year following the Effective Time, it shall cause the Surviving Corporation to honor that portion of the severance policy of the Company described in Section 6.13(a) of the Company Disclosure Schedule with respect to the employees of the Surviving Corporation.

        (b)    Parent agrees that, following the
   Effective Time, it shall cause the Surviving Corporation to honor the severance agreements referenced in item 9 of
   Section 3.08 of the Company Disclosure Schedule and described in a letter agreement between Parent and the Company dated the date hereof.

        (c) Parent agrees to provide to the employees of the Surviving Corporation health benefits comparable to the health benefits generally provided to the employees of Parent.


                            ARTICLE VII

                             Conditions

        Section 7.01  Conditions to Each Party's
   Obligations To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, where permissible, waiver at or prior to the Effective Time of the following conditions:

        (a)  This Agreement shall have been approved
   and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL and the Company's
   Certificate of Incorporation.

        (b)  No statute, rule, regulation, executive
   order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity which prohibits or restricts the consummation of the Merger or any other material transaction contemplated by this Agreement; provided, however, that the parties shall use their best efforts to cause any such decree, judgment or other order to be vacated or lifted.

        (c)  The waiting period applicable to the
   consummation of the Merger under the HSR Act shall have expired or been terminated.

        Section 7.02  Conditions to Obligations of
   Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

        (a) The representations and warranties of the Company set forth in this Agreement which are qualified with respect to a Company Material Adverse Effect or materiality shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

        (b)  All consents and approvals of
   Governmental Entities or third parties necessary for consummation of the transactions contemplated by this Agreement shall have been obtained, other than those which, if not obtained, would not (i) have a Company Material Adverse Effect, (ii) have a material adverse effect on the consolidated business, operations, properties, assets, liabilities, condition (financial or otherwise), or results of operations of Parent and its Subsidiaries taken as a whole or (ii) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement.

        (c)  There shall not have occurred after the
   date hereof any events resulting in or which would result in, individually or in the aggregate, a Company Material
   Adverse Effect.

        (d)    Simultaneously with the Closing, all
   transactions contemplated by the ESOP Agreement shall have been consummated in accordance with the terms thereof.

        (e) In connection with the tender offers for the outstanding debt securities of the Company and its Subsidiaries listed in a letter agreement (the "Letter Agreement") between Parent and the Company dated as of the date hereof (the "Debt Securities") and the solicitation of the consent of holders of the Debt Securities to certain amendments to and/or waivers of provisions of the indentures and other documents governing the Debt
   Securities (the "Consents") (collectively, the "Tender Offers/Consent Solicitations"), and unless waived by Parent, the holders of at least a majority of the outstanding aggregate principal amount of the Debt
   Securities issued pursuant to each Indenture referenced in the Letter Agreement shall have validly delivered, and not withdrawn, the Consents and such Consents shall have been implemented pursuant to the Letter Agreement.

        (f) Parent shall have received the opinion of Johnson & Gibbs, P.C., counsel to the Company, dated the date of the Effective Time, in form satisfactory to Parent, substantially to the effect that:

            (i)  each of the Company and its Subsidiaries
        (as identified on a schedule to such opinion, which shall be all Subsidiaries of the Company as of the date of such opinion based upon information as to a list of such Subsidiaries provided to such counsel by the Company) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as described in the Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 1993, except when the failure to be so organized, existing and in good standing or to have such power and authority would not individually or in the aggregate have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in the states indicated on a schedule to such opinion. Such states, to the knowledge of such firm, are the only states within the United States in which the Company or any of its Subsidiaries owns or leases any property or conducts any business in which the failure to be so qualified or licensed would have a Company Material Adverse Effect;

           (ii)  the Company has the corporate power to
        enter into this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Company;

          (iii)  this Agreement has been executed and
        delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (A) as enforceability may be limited by any bankruptcy, insolvency, reorganization, fraudulent transfer moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (B) as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and
        (C) as enforceability of the obligations contained in
        Section 6.10 may be limited by applicable law or public policy;

           (iv) to the knowledge of such counsel, none of the Company or any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or By-laws (or similar governing documents) or (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound and which is identified in the list of exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 (provided that such firm shall express no opinion with respect to any numeric or financial standards contained in any such note, bond, mortgage, indenture, lease license, contract, agreement or other instrument or obligation), except in the case of (ii) for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect;

            (v) as of the date of such opinion, the number of shares of authorized capital stock of the Company, the number of such shares which are issued and outstanding and the number of such shares which are held in treasury (such firm shall be permitted to rely exclusively on a certificate of the transfer agent for the Company Common Stock with respect to its opinion regarding the number of outstanding shares of Company Common Stock and the number of shares held in the treasury of the Company).

           (vi)  except for filings, permits,
        authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, filings required under the HSR Act, certain federal, state and local regulatory filings and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or Governmental
        Entity of the United States, the State of Texas or the State of Delaware is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (A) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-laws (or similar governing documents) of the Company or of any its Subsidiaries, (B) result in a violation or breach of, or constitute (with or without due notice or lapse oftime or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the loss of a benefit under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture (other than any indenture as modified by the Consents), lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound and which is identified in the list of exhibits to the Company's
        Annual Report on Form 10-K for the fiscal year ended September 30, 1993 or (C) except with respect to the Tender Offers/Consent Solicitations, violate any order, writ, injunction, decree, law, statute, rule or regulation known to such firm applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of
        (B) or (C) for violations, breaches, defaults, terminations, cancellations, accelerations, losses of benefits, liens or encumbrances which would not, individually or in the aggregate, have a Company
        Material Adverse Effect; and

          (vii)  such opinions as to the ESOP as are
        mutually agreed upon by Parent and the Company.

          As to any matter in such opinion which involves matters of fact or matters relating to laws other than federal securities, Texas or Delaware law, such counsel may rely upon the certificates of officers and directors of the Company and of public officials and opinions of local counsel, reasonably acceptable to Parent, provided a copy of such reliance opinion shall be attached as an exhibit to the opinion of such counsel. Such opinion shall be subject to the normal exceptions and qualifications taken by such firm; provided that such exceptions and qualifications shall be reasonably acceptable to Parent.

          (g) Parent shall have received the opinion of Stanley F. Baldwin, Esq., General Counsel of the Company, dated the date of the Effective Time, in form satisfactory to Parent, substantially to the effect that:

               (i)  To the knowledge of such counsel, none
        of the Company or any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except for violations or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect;

               (ii)  Except as disclosed in the Company SEC
        Documents filed prior to the date of this Agreement and except as set forth in Section 3.09 of the Company
        Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of such counsel, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity which, if decided adversely, would, individually or in the aggregate, have a Company Material Adverse Effect or would prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Company SEC Documents filed prior

        to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Company Material Adverse Effect or would prevent or delay in any material respect the consummation of the transactions contemplated hereby; and

          (iii) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, all of the Hospitals and Specialty Facilities are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the terms and conditions of participation in such programs and have received all approvals or qualifications necessary for capital reimbursement of the Company assets. All of the Hospitals and Specialty Facilities are accredited by the Joint Commission on Accreditation of Healthcare Organizations. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, each Hospital and Specialty Facility is an acute care medical-surgical hospital licensed by the proper state department of health to conduct its business in substantially the manner conducted by such Hospital or Specialty Facility and is authorized to operate the number of beds utilized therein.

          As to any matter in such opinion which involves matters of fact or matters relating to laws other than federal securities, Texas or Delaware law, such counsel may rely upon the certificates of officers and directors of the Company and of public officials and opinions of local counsel, reasonably acceptable to Parent, provided a copy of such reliance opinion shall be attached as an exhibit to the opinion of such counsel. Such opinion shall be subject to the normal exceptions and qualifications taken by such counsel; provided that such exceptions and qualifications shall be reasonably acceptable to Parent. Parent and the Company agree that no personal liability to Parent, the Company or any other person shall attach to the rendering of such opinion.

          (h)  No more than ten percent (10%) of the
   Company Common Stock outstanding immediately prior to the Closing Date shall constitute Dissenting Stock.

          (i) The officers and directors of the Company and each of its Subsidiaries shall have tendered their
   written resignations of all such positions held with the Company and its Subsidiaries except, with respect to Subsidiaries of the Company that are joint ventures, to the extent that the Company and its Subsidiaries are prohibited from causing such resignations by the terms of agreements governing such joint ventures as in effect on the date hereof. Prior to the Closing Date, the Company shall have delivered to Parent a correct and complete list of any such positions with respect to which resignations cannot be obtained.

          (j) (A) There shall have been no change in the ownership of the facilities and businesses of the Company listed on Exhibit 7.02(j) hereof since the date of this Agreement (other than transfers of ownership interests among the Company and its wholly owned Subsidiaries and transfers of ownership interests in the Company's Subsidiaries that are joint ventures which transfers are required under the terms of agreements governing such joint ventures as in effect on the date hereof) and neither the Company nor any of its Subsidiaries shall have entered into any agreement, commitment or other arrangement that could result in any such change of ownership; and (B) immediately following the consummation of the transactions contemplated by this Agreement, Parent (directly or indirectly through its Subsidiaries) shall have the ability to conduct the material businesses and operations of such facilities and businesses substantially in the manner in which they are conducted on the date of this Agreement (other than any inability to conduct such businesses and operations arising solely from obligations of Parent prior to the Closing
   Date).

          (k) Parent shall have received, in the forms attached as exhibits to, and in conformity with, the Master Severance Agreement, dated as of the date hereof, between Parent and the Company, the written agreement and release of each officer and employee of the Company and its Subsidiaries who is to receive severance, gross-up or other similar payments or benefits in connection with the transactions contemplated by this Agreement.

          Section 7.03  Conditions to Obligations of the
   Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

          (a) The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, and Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

          (b) The Company shall have received the opinion of Dewey Ballantine, counsel to Parent, or Philip D.
   Wheeler, Esq., General Counsel of Parent, dated the date of the Effective Time, in form satisfactory to the Company, substantially to the effect that:

               (i)  Each of Parent and Sub is a corporation
        duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not individually or in the aggregate prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement;

              (ii)  Parent and Sub each has the corporate
        power to enter into this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action taken on the part of Parent and Sub, respectively;

             (iii)  this Agreement has been executed and
        delivered by each of Parent and Sub and is a valid and binding obligation of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except (A) as enforceability may be limited by any bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (B) as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (C) as enforceability of the obligations contained in Section 6.10 may be limited by applicable law or public policy; and

              (iv)  Except for filings, permits,
        authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or blue sky laws, filings required under the HSR Act, certain federal, state and local regulatory filings and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity of the United States or the State of Delaware is necessary for the execution and delivery by Parent and Sub of the transactions contemplated hereby, except where failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (A) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-Laws of Parent or Sub, (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the loss of a benefit under, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Sub is a party or by which either of them or any of their respective properties or assets may be bound and which is identified in the list of exhibits to Parent's Annual Report on Form 10-K for the fiscal year ended August 31, 1993 or (C) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Sub or any of their respective properties or assets, except in the case of (B) and
        (C) for violations, breaches, defaults, terminations, cancellations, accelerations, losses of benefits, liens or encumbrances which would not, individually or in the aggregate, prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement.

          As to any matter in any such opinion which involves matters of fact or matters relating to laws other than federal securities, New York or Delaware law, such counsel may rely upon the certificates of officers and directors of Parent and Sub and of public officials and opinions of local counsel, reasonably acceptable to the Company, provided a copy of such reliance opinion shall be attached as an exhibit to the opinion of such counsel. Any such opinion shall be subject to the normal exceptions and qualifications taken by such counsel; provided that such exceptions and qualifications shall be reasonably acceptable to the Company.

          (c) All consents and approvals of Governmental Entities or third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, other than those which would not prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement.

                            ARTICLE VIII

                      Termination and Amendment

          Section 8.01  Termination.  This Agreement may be
   terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of the Company:

          (a)  by mutual consent of Parent and the Company;

          (b)  by either Parent or the Company if any
   permanent injunction or other order of a court or other competent Governmental Entity preventing the consummation of the Merger shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its reasonable best efforts to remove such injunction or order;

          (c)  by either Parent or the Company if the
   Merger shall not have been consummated before June 30, 1994; provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

          (d)  by either Parent or the Company if this
   Agreement and the Merger fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting;

     (e) by Parent if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing;
   (ii) if the Board of Directors of the Company shall have recommended to the stockholders of the Company a Third Party Transaction; (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; or (iv) any person shall have acquired beneficial ownership of or the right to acquire beneficial ownership of or any "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has to right to acquire beneficial ownership of, 25% or more of the then outstanding shares of capital stock of the Company (other than (A) the ESOP, provided that the ESOP does not increase its ownership of such capital stock after the date hereof except as a result of the allocations to ESOP participants contemplated by Section 3.02(a) or (B) AMI, provided that AMI does not increase its ownership of such capital stock after the date hereof); provided, however, that Parent may not terminate this Agreement pursuant to this clause (iv) based solely upon the transfer by AMI of shares of capital stock of the Company to any other person or upon the subsequent transfer of such shares by such person to any other person (any such person is hereinafter referred to as a "Transferee") if (i) simultaneously with the execution of this Agreement, AMI grants to Parent a proxy to vote its shares in favor of the Merger in the form of Exhibit 8.01(e) hereto and (ii) simultaneously with any transfer, the Transferee grants to Parent an irrevocable proxy to vote such shares in favor of the Merger in form and substance reasonably satisfactory to Parent;

          (f) by the Company if the Board of Directors of the Company (i) fails to make or withdraws its recommendation of this Agreement or the Merger if there exists at such time a tender offer or exchange offer or proposal by a third party to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender offer, exchange offer or sale of all or substantially all of the assets or other similar transaction or (ii) recommends to the Company's stockholders approval or acceptance of any of the foregoing transactions, in the case of clauses (i) and (ii) only if the Board of Directors of the Company determines in good faith and upon advice of outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law;

          (g) by Parent, upon a breach of any representa-tion, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representa-tion or warranty of the Company shall have become untrue, in either case such that the conditions set forth in
   Section 7.02(a) would be incapable of being satisfied by June 30, 1994 (or as such date may otherwise be extended); or

          (h)  by the Company, upon a breach of any
   representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) would be incapable of being satisfied by June 30, 1994 (or as such date may otherwise be extended).

          Section 8.02  Effect of Termination.  (a)  Except
   as provided in Section 8.02(b) or Section 9.01, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors or stockholders; provided, however, that nothing herein shall relieve any party from liability for the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (b) The Company agrees that if this Agreement shall be terminated pursuant to:

            (i) Section 8.01(g) and (A) such termination is the result of willful breach of any covenant, agreement, representation or warranty contained herein, (B) the Company shall have had contacts or entered into negotiations relating to a Business Combination (as defined below), in any such case at any time within the period commencing on the date of this Agreement through the date of termination of this Agreement and (C) within nine months after the termination of this Agreement, and with respect to any person, entity or group with whom the contacts or negotiations described in clause (B) shall have occurred, a Business Combination shall have occurred or the Company shall have entered into a definitive agreement providing for a Business Combination;

           (ii) Section 8.01(d) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting and at the time of the Stockholders' Meeting there shall exist a Third Party Transaction;

          (iii)  Section 8.01(e)(i), (ii) or (iii);

           (iv) Section 8.01(e)(iv) and this Agreement and the Merger fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting; or

            (v)  Section 8.01(f);

   then the Company shall pay to Parent an amount equal to $10,000,000 which amount is inclusive of all of Parent's expenses.

          (c)  Any payment required to be made pursuant to
   Section 8.02(b) shall be made as promptly as practicable but not later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Parent, except that any payment to be made as a result of an event described in Section 8.02(b)(i) shall be made as promptly as practicable but not later than five business days after the occurrence of a Business Combination or the execution of the definitive agreement providing for a business Combination.

          (d) For purposes of this Section 8.02, the term "Business Combination" shall mean (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company, (ii) a sale, lease, exchange, transfer or other disposition of 15% or more of the assets of the Company and its Subsidiaries, taken as whole, in a single transaction or a series of transactions or (iii) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of beneficial ownership of 25% or more of the Company Common Stock.

          Section 8.03 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 8.04  Extension; Waiver.  At any time
   prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                             ARTICLE IX

                            Miscellaneous

          Section 9.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement (or the exhibits and schedules hereto) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or termination of this Agreement pursuant to
   Section 8.01, except that the agreements contained in Articles I, II and IX and Sections 6.04, 6.06, 6.10, and
   6.13 shall survive the Effective Time and those set forth in Sections 6.03(b), 6.07, 6.10(e) and 8.02 and Article IX hereof shall survive termination.

          Section 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to


               Healthtrust, Inc. - The Hospital Company
               4525 Harding Road
               Nashville, Tennessee 37205
               Att:  Philip D. Wheeler, Esq.
               Telephone:  (615) 298-6226
               Telecopier: (615) 298-6122

               with a copy to:

               Dewey Ballantine
               1301 Avenue of the Americas
               New York, New York  10019
               Att:  Morton A. Pierce, Esq.
               Telephone:  (212) 259-8000
               Telecopier:  (212) 259-6333

               (b)  if to the Company, to

               EPIC Holdings, Inc.
               3333 Lee Parkway
               Dallas, Texas 75219
               Att:  Stanley F. Baldwin, Esq.
               Telephone:  (214) 443-3749
               Telecopier: (214) 443-3552

               with a copy to:

               Johnson & Gibbs, P.C.
               900 Jackson Street
               Dallas, Texas 75202
               Att:  Jim A. Watson, Esq.
               Telephone:  (214) 977-9000
               Telecopier: (214) 977-9004

          Section 9.03  Headings.  When a reference is made
   in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 9.04  Counterparts.  This Agreement may be
   executed in two or more counterparts, all of which shall be considered one and the same agreement.

          Section 9.05 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents, exhibits and instruments referred to herein or executed simultaneously herewith) and the Confidentiality Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) except as provided in Sections 6.04(c), 6.10 and 6.13, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 9.06  Governing Law.  This Agreement shall
   be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

          Section 9.07 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party or parties hereto would be irreparably damaged in the event any of the covenants or agreements contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the parties hereto agrees that each of them shall be entitled, without bond or other security, to an injunction or injunctions to prevent breaches of the covenants or agreements contained in this Agreement and to enforce specifically this Agreement and the covenants and agreements contained herein in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

          Section 9.08  Assignment.  Neither this Agreement
   nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, subject to the reasonable approval of the Company, any or all of its rights, interests and obligations hereunder to Parent or to any wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 9.09  Certain Definitions.  (a)  As used
   in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (b) For purposes of this Agreement, the loss of the Company's affiliation agreements with respect to Riverside Hospital and North Texas Medical Center shall not be deemed to constitute a Company Material Adverse Effect.

          Section 9.10 Company Disclosure Schedule. Parent and Sub acknowledge that the disclosure of any item in the Company Disclosure Schedule shall not be deemed to be an acknowledgement or indication that such item met any required materiality standard for the applicable disclosure or would otherwise meet the standard for a Company Material Adverse Effect.


        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                            HEALTHTRUST, INC. - THE HOSPITAL
                            COMPANY


                            By:/S/Michael A. Koban, Jr.
                              Name: Michael A. Koban, Jr.
                              Title:Senior Vice President


                            ODYSSEY ACQUISITION CORP.


                            By:/s/ Michael A. Koban, Jr.
                              Name:  Michael A. Koban, Jr.
                              Title: Vice President


                            EPIC HOLDINGS, INC.


                            By:/s/ Kenn S. George
                              Name: Kenn S. George
                              Title: Chairman, President and

     Chief Executive Officer